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                                                              Exhibit 99.(d)(44)

                 AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT
                               (HARBOR BOND FUND)

This Amendment ("Amendment") is made as of March 1, 2007 to the Investment Advisory Agreement, dated March 1, 2002, between Harbor Capital Advisors, Inc. (the "Adviser") and Harbor Funds (the "Trust"), on behalf of Harbor Bond Fund (the "Agreement").

     WHEREAS, the parties agree to amend Paragraph 6, Compensation of the Adviser, of the Agreement to reduce the rate at which the Trust compensates the Adviser with respect to the Harbor Bond Fund;

          NOW, THEREFORE, the parties agree as follows:

          1. Paragraph 6, Compensation of the Adviser, Line 3, the following is deleted:

                    ".50% per annum of the average daily net assets"

               and the following is inserted in its place:

                    ".48% per annum of the average daily net assets".

          2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

HARBOR FUNDS ON BEHALF OF
HARBOR BOND FUND                       HARBOR CAPITAL ADVISORS, INC.

By:  /s/ David G. Van Hooser           By:  /s/ Charles F. McCain
     ---------------------------            ------------------------------------
Name: David G. Van Hooser               Name: Charles F. McCain

Title: President                        Title: Executive Vice President